DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Analysis of Bond X

Collateral Stats	Total		Pool Av FICO	% of pool		IO Av FICO	% of pool
Originator	Various	< 500	488	0.1	< 500	0	-
Servicer	SPS & Wells Fargo	501 - 520	510	2.4	501 - 520	0	-
Credit Risk Manager	MurrayHill	521 - 540	531	4.1	521 - 540	523	0.1
Structure Type	Senior/Sub/OC	541 - 560	551	6.3	541 - 560	555	0.5
Lead Bank	Credit Suisse	561 - 580	571	7.0	561 - 580	574	0.9
Current Principal Balance	1,145,444,769	581 - 600	591	12.4	581 - 600	592	4.7
# of Loans	6,081	601 - 620	610	13.8	601 - 620	611	12.5
Av Current Balance	188,365	621 - 640	630	13.2	621 - 640	630	15.0
Av Balance < 600 FICO	165,450	641 - 660	650	12.8	641 - 660	650	13.9
% FICO < 650	65.8	661 - 680	670	9.6	661 - 680	670	13.7
% FICO < 600	31.2	681 - 700	690	6.7	681 - 700	691	14.7
% FICO < 560	12.6	701 - 720	710	4.5	701 - 720	709	9.1
% loans > 500k	11.0	721 - 740	730	3.2	721 - 740	729	6.2
FICO of > 500k loans	656	741 - 760	750	2.2	741 - 760	751	5.7
% loans > 750k	1.6	761 - 780	769	0.8	761 - 780	771	1.4
FICO of > 750k Loans	671	781 - 800	788	0.6	781 - 800	791	1.1
% loans < 100k	10.2	> 800	805	0.2	> 800	805	0.5
FICO of < 100k loans	613			99.9			100.0
WA FICO	629
1st Lien	95.4
2nd Lien	4.6
% Simultaneous Seconds	8.7
% Silent Seconds	26.6
CLTV % with Silent Seconds	99.3
WAC	8.3
WAM	351
Initial Cap	2.5
Periodic Cap	1.1
Lifetime Cap	6.0
Floor	8.1
ARMs	75.2
Fixed	24.8
% > 50% DTI Loans	11.8
FICO of > 50% DTI Loans	629
DTI	42.5
DTI of > 500k loans	42.1
DTI > 45	45.9
DTI > 50	11.8
LTV of DTI > 50	79.8
FICO of DTI > 50	629
Original LTV	80.1
LTV of > 500k loans	81.0
% over 90% LTV	10.8
WA FICO of loans over 90% LTV	642
WA Margin (ARMs)	6.1
% I/O	14.3
FICO on I/O%	667
LTV on I/O%	80.0
% 2 year IO	0.2
% 3 year IO	0.0
% 5 year IO	13.5
% >30 year	45.3
% Purchase	40.9
% Cash Out Refi	52.8
% Rate/Term Refi	6.3
% Owner Occupied	96.0
% Investor	3.2
FICO Investor	651
% Full Documentation	59.5
% Stated Documentation	26.2
% Reduced Documentation	14.1
% Mortgage Insurance	0.0
% LTV on Mortgage Insurance	0.0
What LTV does MI cover to?
% Single Family	74.8
% PUD	13.7
% MH	0.0
% Condo	5.7
2 year prepay penalties	36.8
3 year prepay penalties	30.5
% CA	32.7
% FL	10.0
FICO FL	625
% NY	3.9
% NV	2.4
% AZ	3.5
% TX	1.0
% MI	1.8
% OH	2.7
% IN	0.6

Collateral Stratifications

LTV Distribution	#	$	% ($)	2/28	3/27	5/25	MI%	Full Doc%	GWAC	FICO	OLTV %	CLTV%	Purchase	Investor	CA	FL	1st Lien	Silent 2nd
< 30.00	31	3,092,408.71	0.3	31.9	1.6	0.0	0.0	48.8	8.65	603	23.7	23.7	0.0	6.7	46.3	15.5	100.0	0.0
30.01 - 40.00	37	4,842,401.92	0.4	55.2	4.6	2.1	0.0	58.4	8.19	599	35.6	36.0	0.0	3.3	41.8	6.4	100.0	3.1
40.01 - 50.00	92	15,503,503.32	1.4	64.5	5.7	0.6	0.0	47.2	8.05	596	45.7	45.9	3.2	5.3	38.2	14.6	100.0	1.3
50.01 - 60.00	191	36,716,623.03	3.2	50.9	8.3	0.9	0.0	56.6	7.93	603	56.1	56.1	5.8	5.6	42.3	16.2	100.0	0.0
60.01 - 70.00	445	92,774,373.10	8.1	58.0	7.4	0.9	0.0	57.1	8.14	600	66.7	67.6	9.0	4.8	33.3	12.4	100.0	4.4
70.01 - 80.00	2,826	609,472,311.80	53.2	63.3	18.1	1.8	0.0	57.6	7.95	639	78.4	91.7	56.0	1.9	34.5	10.1	100.0	64.6
80.01 - 90.00	1,219	259,538,703.10	22.7	65.8	10.6	0.5	0.0	64.6	8.53	613	87.3	87.5	16.2	6.4	26.2	9.2	99.8	2.3
90.01 - 100.00	1,240	123,504,443.72	10.8	25.0	20.4	0.1	0.0	62.8	10.04	642	98.4	98.4	59.6	0.4	33.1	7.6	57.7	0.4
>100.01

FICO
< 500	8	963,466.70	0.1	78.2	8.8	0.0	0.0	100.0	9.31	488	79.6	83.9	34.1	0.0	0.0	20.7	87.0	21.7
501 - 520	189	27,780,541.29	2.4	64.4	18.3	0.0	0.0	72.8	9.68	510	71.6	71.9	7.0	0.6	19.3	11.0	99.5	1.9
521 - 540	276	46,629,336.25	4.1	67.4	14.6	0.0	0.0	67.0	9.27	531	74.2	74.8	7.8	1.3	29.1	9.5	99.9	3.6
541 - 560	420	72,620,307.79	6.3	65.2	9.0	0.0	0.0	73.4	8.99	551	77.2	77.5	14.1	1.8	23.1	8.7	99.9	2.8
561 - 580	438	79,651,493.06	7.0	65.9	9.9	0.0	0.0	64.6	8.76	571	78.4	79.1	11.9	2.5	26.1	11.8	99.2	4.6
581 - 600	891	141,736,783.06	12.4	55.5	14.6	0.2	0.0	76.1	8.63	591	80.3	83.6	29.5	1.6	26.5	12.3	94.5	16.4
601 - 620	943	157,621,635.97	13.8	55.9	14.6	0.4	0.0	72.5	8.42	610	81.7	87.3	33.6	2.3	30.8	8.3	94.5	26.8
621 - 640	754	151,560,753.73	13.2	61.4	15.9	0.3	0.0	67.9	8.16	630	81.1	89.7	43.6	3.7	29.2	11.4	96.7	41.5
641 - 660	761	147,007,727.35	12.8	58.8	15.3	0.9	0.0	51.2	8.14	650	80.9	92.6	53.2	4.1	35.7	11.0	93.5	56.0
661 - 680	500	109,956,811.69	9.6	61.8	14.9	2.8	0.0	39.3	8.00	670	81.4	93.8	62.6	4.0	42.1	9.6	94.0	59.4
681 - 700	343	76,918,676.00	6.7	49.3	22.2	5.0	0.0	44.6	7.69	690	80.3	92.5	61.2	4.1	40.8	8.5	93.7	60.8
701 - 720	229	51,753,992.10	4.5	56.5	19.6	2.8	0.0	37.2	7.71	710	82.2	94.1	68.5	3.2	46.4	6.8	92.0	58.6
721 - 740	157	37,165,430.91	3.2	54.2	13.2	2.0	0.0	34.2	7.57	730	80.4	91.0	59.4	5.8	38.5	8.8	94.3	52.3
741 - 760	101	25,298,478.38	2.2	59.2	15.8	5.3	0.0	30.3	7.77	750	81.2	92.3	69.5	12.8	40.5	8.3	94.1	55.1
761 - 780	41	8,934,423.38	0.8	49.1	32.5	4.1	0.0	29.4	7.77	769	82.2	96.4	80.0	0.0	31.2	13.9	93.0	71.1
781 - 800	20	7,206,705.50	0.6	23.2	20.7	0.0	0.0	39.0	7.48	788	81.3	87.6	45.4	0.0	64.2	0.0	89.9	31.6
> 800	10	2,638,205.54	0.2	43.9	19.3	14.5	0.0	53.1	8.09	805	78.7	89.8	77.9	9.4	74.0	17.8	95.8	47.7

Loan Balance
< 100,000	1,820	116,599,600.16	10.2	28.5	11.1	0.5	0.0	73.3	9.80	613	85.6	89.9	56.3	5.4	9.3	7.0	69.5	21.0
100,000.01 - 150,000.00	1,179	146,284,600.51	12.8	43.1	19.2	0.6	0.0	73.7	8.66	614	79.9	87.1	43.6	2.4	9.6	13.4	91.7	34.8
150,000.01 - 200,000.00	907	157,964,107.21	13.8	55.2	17.3	1.0	0.0	64.9	8.32	619	78.0	85.0	38.4	2.6	13.9	15.1	97.2	34.4
200,000.01 - 250,000.00	671	150,625,124.23	13.1	60.4	16.7	1.2	0.0	65.3	8.10	623	78.7	85.9	37.8	3.1	18.8	13.7	99.8	35.6
250,000.01 - 300,000.00	432	118,922,626.87	10.4	62.0	16.0	0.5	0.0	54.4	7.98	633	79.2	86.9	39.4	2.3	37.5	12.6	100.0	37.5
300,000.01 - 350,000.00	328	106,439,150.40	9.3	66.9	13.0	2.8	0.0	49.2	7.98	632	79.6	86.6	34.4	2.4	44.7	7.9	99.7	34.1
350,000.01 - 400,000.00	252	94,474,066.03	8.2	69.0	15.8	2.0	0.0	46.8	8.17	632	80.4	87.4	37.1	4.8	51.7	7.2	100.0	34.0
400,000.01 - 450,000.00	167	71,306,980.25	6.2	79.0	12.1	0.6	0.0	41.3	7.97	644	80.8	90.3	46.1	3.6	61.1	6.0	100.0	46.7
450,000.01 - 500,000.00	118	56,259,383.34	4.9	75.3	10.3	0.9	0.0	55.1	7.87	638	79.0	86.7	35.4	4.3	64.2	4.2	100.0	35.4
500,000.01 - 550,000.00	73	38,302,758.84	3.3	72.6	13.7	1.4	0.0	50.8	7.90	660	81.4	90.7	38.5	2.7	61.3	5.5	100.0	48.0
550,000.01 - 600,000.00	49	28,199,557.92	2.5	67.3	10.4	2.0	0.0	53.0	7.84	649	81.2	88.6	36.6	0.0	69.3	4.0	100.0	36.8
600,000.01 - 650,000.00	36	22,515,497.64	2.0	75.1	22.1	2.9	0.0	47.4	8.27	645	81.6	91.5	44.3	2.7	75.2	5.5	100.0	47.2
650,000.01 - 700,000.00	18	12,210,277.75	1.1	77.9	11.1	0.0	0.0	61.3	8.19	649	82.0	90.3	33.6	10.9	49.4	0.0	100.0	38.8
700,000.01 - 750,000.00	10	7,351,153.44	0.6	49.8	29.8	0.0	0.0	70.1	7.72	676	82.4	88.8	39.9	0.0	49.9	0.0	100.0	29.8
750,000.01 - 800,000.00	7	5,389,354.16	0.5	85.6	14.4	0.0	0.0	28.9	7.98	694	81.9	92.8	42.1	0.0	29.0	28.0	100.0	56.6
> 800,000.01	14	12,600,529.95	1.1	70.8	7.1	7.3	0.0	50.3	8.07	661	75.6	84.6	44.7	0.0	63.5	0.0	100.0	43.7

DTI
< 20.00	168	31,418,650.79	2.7	61.9	6.2	1.1	0.0	80.2	8.35	619	79.0	83.7	25.8	6.0	29.7	10.5	95.3	23.2
20.01 - 25.00	210	29,774,153.20	2.6	37.8	17.8	1.5	0.0	70.4	8.38	619	77.5	81.6	24.8	6.8	21.5	15.7	97.9	20.4
25.01 - 30.00	328	46,546,562.51	4.1	53.1	13.8	0.1	0.0	72.7	8.37	608	77.8	82.5	29.9	2.8	18.5	11.4	97.4	22.5
30.01 - 35.00	503	81,065,579.20	7.1	52.1	15.3	0.8	0.0	69.2	8.43	621	79.1	84.0	31.8	4.7	20.5	11.1	96.7	24.8
35.01 - 40.00	837	148,509,373.24	13.0	58.2	15.3	1.9	0.0	61.7	8.33	622	79.0	85.5	36.7	4.1	29.7	9.7	96.4	32.0
40.01 - 45.00	1,423	281,940,399.85	24.6	60.0	16.9	1.3	0.0	44.8	8.33	636	79.8	87.4	43.1	3.3	31.5	11.5	95.4	37.9
45.01 - 50.00	1,951	390,462,949.79	34.1	63.6	14.4	1.0	0.0	53.5	8.42	631	81.6	89.2	44.4	2.2	40.4	8.7	93.7	36.6
50.01 - 55.00	639	130,831,683.57	11.4	53.4	15.2	1.3	0.0	87.2	7.96	628	80.0	89.8	46.9	2.5	32.2	8.8	96.9	45.3
> 55.00	22	4,895,416.55	0.4	36.9	35.5	4.1	0.0	85.5	7.66	633	75.5	90.7	42.3	2.1	29.3	9.3	99.0	73.3

Product Type
2 year IO	6	1,765,880.75	0.2	100.0	0.0	0.0	0.0	80.5	7.84	630	74.0	75.3	24.4	0.0	37.3	0.0	100.0	6.6
3 year IO	1	146,955.50	0.0	0.0	100.0	0.0	0.0	0.0	7.80	570	70.0	70.0	100.0	0.0	0.0	0.0	100.0	0.0
5 year IO	492	154,065,994.76	13.5	70.0	16.8	4.4	0.0	45.5	7.72	669	80.1	91.5	52.6	1.7	58.2	8.9	100.0	56.1
Other IO	22	8,226,461.97	0.7	83.4	16.6	0.0	0.0	68.0	7.46	641	80.0	90.9	60.1	0.0	81.3	0.0	100.0	54.5
Non-IO	3,200	461,991,855.06	40.3	45.6	10.9	0.4	0.0	63.3	8.75	614	80.3	84.2	33.7	4.3	15.8	11.5	91.4	19.8
>30 Year Loan	2,360	519,247,620.66	45.3	66.7	18.5	1.0	0.0	60.1	8.14	629	80.0	88.9	43.5	2.7	39.5	9.3	97.5	42.8

Purpose
Purchase	2,793	468,156,754.44	40.9	59.1	19.1	1.7	0.0	55.1	8.33	655	82.6	97.0	100.0	2.3	34.2	10.4	91.0	69.5
Cash Out Refinance	2,896	605,109,193.90	52.8	59.8	12.1	0.9	0.0	61.5	8.34	609	78.0	80.2	0.0	4.1	32.0	10.6	98.6	11.0
Rate Term Refinance	392	72,178,820.36	6.3	48.5	15.8	0.5	0.0	71.1	8.13	626	81.7	85.0	0.0	1.4	29.2	3.5	97.6	17.1

Occupancy
Investor	212	36,504,462.63	3.2	71.2	8.3	2.7	0.0	47.5	8.97	651	79.0	79.8	28.9	100.0	30.4	8.6	99.6	6.5
Owner Occupied	5,832	1,099,148,063.17	96.0	58.3	15.5	1.2	0.0	60.0	8.30	627	80.1	87.6	41.2	0.0	33.0	9.9	95.2	36.5
Second Home	37	9,792,242.90	0.9	68.0	4.7	1.5	0.0	44.0	8.45	662	83.9	84.2	48.2	0.0	16.4	28.5	98.9	3.2

Property Type
2-4 Family	260	67,056,213.60	5.9	64.7	13.0	2.3	0.0	41.7	8.28	647	78.2	84.2	34.3	16.1	29.9	3.6	96.0	30.6
Co-op	0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Condominium	382	65,380,661.16	5.7	59.6	18.4	0.6	0.0	57.7	8.35	638	80.3	90.7	52.8	3.2	40.7	18.5	93.7	48.8
PUD	703	156,389,686.39	13.7	60.1	18.3	1.9	0.0	59.1	8.34	636	81.1	90.7	53.3	1.5	19.5	18.6	93.7	46.0
Single Family	4,736	856,618,207.55	74.8	58.0	14.6	1.1	0.0	61.1	8.32	625	80.1	86.7	38.2	2.5	34.8	8.4	95.8	32.7
Townhouse	0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Documentation Type
Full	3,995	681,436,752.64	69.4	51.6	16.5	1.4	0.0	100.0	8.15	616	80.5	87.4	37.8	2.5	26.8	8.8	96.0	33.7
Stated	1,315	299,897,894.36	30.6	69.5	13.5	0.8	0.0	0.0	8.64	636	78.5	83.8	26.7	4.4	41.2	11.4	95.8	26.1

Deliquency Status
Current	6,081	1,145,444,768.70	100.0	58.8	15.2	1.2	0.0	59.5	8.33	629	80.1	87.4	40.9	3.2	32.7	10.0	95.4	31.4
1 month dq

Geographic Location
CA	1,263	375,056,614.71	76.5	69.6	11.4	1.2	0.0	48.8	8.02	640	79.1	87.4	42.7	3.0	100.0	0.0	94.1	39.1
FL	633	115,084,312.20	23.5	51.2	14.5	1.2	0.0	51.9	8.39	625	78.5	85.2	42.2	2.7	0.0	100.0	95.8	32.0

Employment Status
Employed	4,917	857,332,857.35	74.8	56.5	16.4	1.0	0.0	64.7	8.31	628	80.1	87.6	42.2	2.4	29.4	9.9	95.4	36.5
Self-Employed	1,164	288,111,911.35	25.2	65.7	11.7	1.7	0.0	44.0	8.37	631	80.1	86.6	36.9	5.6	42.8	10.5	95.3	31.7

Rating Agency Levels

	Moody's	S&P	Fitch
AAA/Aaa	25.85%	24.28%	21.75%
AA+/Aa1	22.25%	20.42%	17.60%
AA/Aa2	19.05%	16.82%	15.50%
AA-/Aa3	17.05%	15.17%	14.00%
A+/A1	15.30%	13.71%	12.50%
A/A2	13.65%	12.31%	11.00%
A-/A3	12.10%	11.11%	9.85%
BBB+/Baa1	10.65%	10.16%	8.65%
BBB/Baa2	9.35%	9.21%	7.50%
BBB-/Baa3	8.40%	8.21%	6.65%
BB+/Ba1	7.45%	7.01%	5.85%
BB/Ba2	6.65%	5.94%	5.00%
BB-/Ba3	6.00%	5.10%	4.60%
B/B2	5.05%	3.32%	3.75%